Exhibit 4.5
PLANET BEACH FRANCHISING CORPORATION
COMMON STOCK WARRANT
     THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase, and Planet Beach Franchising Corporation, a Delaware corporation (the “Company”), promises and agrees to sell and issue to the Holder, at any time, or from time to time, during the Exercise Period, up to               shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, at the Exercise Price, subject to the provisions and upon the terms and conditions hereinafter set forth.
1. Definitions of Certain Terms. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:
     (a) “Business Day” means a day on which banks are open for business in the city of New York.
     (b) “Commission” means the U.S. Securities and Exchange Commission.
     (c) “Corporate Financing Rule” means FINRA Rule 5110.
     (d) “Effective Date” means the date that the Registration Statement was declared effective by the Commission.
     (e) “Exercise Price” means the price at which the Holder may purchase one share of Common Stock upon exercise of this Warrant as determined from time to time pursuant to the provisions hereof. The initial Exercise Price is $                     per share.
     (f) “Expiration Date” means the five year anniversary of the Effective Date.
     (g) “FINRA” means the Financial Industry Regulatory Authority, Inc.
     (h) “Holder” means a record holder of the Warrant or shares of Common Stock obtained or obtainable upon exercise of the Warrant, as applicable. The initial Holder is C. K. Cooper & Company, Inc.
     (i) “Initial Exercise Date” means the six-month anniversary of the Effective Date.
     (j) “Issue Date” means                     , 2010.
     (k) “Registration Statement” means the registration statement of the Company on Form S-1 (File No. 333 — 165879), with respect to the registration under the Securities Act of the Units, and any amendments thereto and any information deemed to be included therein pursuant to Rules 424(b) and 430A under the Securities Act.

     (l) “Securities Act” means the Securities Act of 1933, as amended.
     (m) “Unit” consists of one share of Common Stock and one Unit Warrant.
     (n) “Unit Warrant” means a redeemable warrant to purchase one share of Common Stock of the Company, subject to the terms and conditions of, and subject to adjustment in certain circumstances as set forth in, the Warrant Agreement.
     (o) “Warrant” means this warrant and any warrant or warrants hereafter issued as a consequence of the exercise or transfer of this warrant in whole or in part.
     (p) “Warrant Agreement” means that certain Warrant Agreement, dated as of                     , 2010, by and between the Company and Registrar and Transfer Company, relating to the issuance of Unit Warrants.
2. Exercise of Warrant.
     (a) Manner of Exercise.
          (i) Cash Exercise. This Warrant may be exercised, in whole or in part, at any time or from time to time, during the period commencing as of 9:30:01 a.m., New York time, on the Initial Exercise Date and ending as of 5:00 p.m., New York time, on the Expiration Date (the “Exercise Period”), for                      fully paid and non-assessable shares of Common Stock (the “Warrant Shares”), for an exercise price per share equal to the Exercise Price, by delivery to the Company at its office at 5145 Taravella Road, Marrero, Louisiana 70072, or at such other place as is designated in writing by the Company, of:
               (1) a duly executed Notice of Exercise, substantially in the form of Attachment I attached hereto and incorporated by reference herein;
               (2) this Warrant; and
               (3) subject to Section 2(a)(ii) below, payment of an amount in cash equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise, with such payment being in the form of, at the Holder’s option, (A) a certified or bank cashier’s check payable to the Company, or (B) a wire transfer of funds to an account designated in writing by the Company.
     The date on which the Company receives the Notice of Exercise, this Warrant, and the Exercise Price payable with respect to the Warrant Shares being purchased shall be deemed to be the date of exercise (the “Date of Exercise”).
          (ii) Cashless Exercise. Notwithstanding the provisions of Section 2(a)(i)(3) above (requiring payment by wire transfer or check), the Company agrees that, unless otherwise prohibited by applicable law, Holder shall have the right at any time and from time to time to exercise this Warrant in full or in part on a cashless basis, computed using the following formula:

X =	Y (A - B)
A

     Where:
     X = The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;
     Y = The number of Warrant Shares in respect of which the net issue election is made;
     A = The Fair Market Value (as defined below) of one Warrant Share at the time the cashless exercise election is made; and
     B = The Exercise Price (as adjusted to the date of the cashless exercise).
     The term “Fair Market Value” shall mean, on any given day: (A) if the class of Warrant Shares is exchange-traded, the average of the closing sales prices per share of the class of Warrant Shares for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the applicable date of determination of Fair Market Value; or (B) if the class of Warrant Shares is not listed or admitted to trading on any securities exchange but is regularly traded in any over-the-counter market, then the average of the bid and ask prices per share of the class of Warrant Shares for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the applicable date of determination of Fair Market Value; or (C) if the class of Warrant Shares is not traded as described in clauses (A) or (B), then the per share fair market value of the class of Warrant Shares as determined in good faith by the Company’s Board of Directors.
     For purposes of Rule 144 under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issuable upon exercise of this Warrant in a cashless exercise transaction shall be deemed to have been acquired as of the Issue Date. Moreover, it is intended, understood and acknowledged that the holding period for the Warrant Shares issuable upon exercise of this Warrant in a cashless exercise transaction shall be deemed to have commenced on the Issue Date.
          (iii) “Easy Sale” Exercise. In lieu of the payment methods set forth above, when permitted by law and applicable regulations, the Holder may pay the Exercise Price through a “same day sale” commitment from the Holder (and, if applicable, a broker-dealer that is a member of FINRA (a “FINRA Dealer”)), whereby the Holder irrevocably elects to exercise this Warrant and to sell at least that number of Warrant Shares so purchased to pay for the Exercise Price (and up to all of the Warrant Shares so purchased) and the Holder (or, if applicable, the FINRA Dealer) commits upon sale (or, in the case of the FINRA Dealer, upon receipt) of such Warrant Shares to forward the Exercise Price directly to the Company, with any sale proceeds in excess of the Exercise Price being for the benefit of the Holder.
     (b) Delivery of Certificates. Subject to the provisions below, upon receipt of the Notice of Exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Warrant Shares to be received by the Holder upon such exercise. The Company shall, at its own cost and expense, cause the transfer agent to deliver such certificates to the Holder (or to such other nominee as may be designated by the Holder) within two

Business Days following the Date of Exercise (the “Delivery Period”). The Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised as of the Date of Exercise, irrespective of the date such certificates are actually delivered by the transfer agent to the Holder or are credited to the Holder’s Depository Trust Company (“DTC”) account, as the case may be. If fewer than all of the Warrant Shares purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant (dated as of the Issue Date), in the same form and tenor as this Warrant, evidencing that portion of the Warrant not exercised.
     (c) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise (provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer program and provided further that the Holder provides the transfer agent with information required in order to issue such Warrant Shares to the Holder electronically), upon the request of the Holder as set forth in the Notice of Exercise, the Company shall cause its transfer agent to electronically transmit, within the Delivery Period, the Warrant Shares issuable upon exercise to the Holder by crediting Holder’s account with DTC through its Deposit Withdrawal Agent Commission system. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.
     (d) No Fractional Shares. If a fractional share of Warrant Shares would, but for the provisions of this Section 2(d), be issuable upon exercise of the rights represented by this Warrant, the Company shall (i) round a half share or greater to be delivered to Holder up to the next whole share and (ii) round a less-than-half share to be delivered to Holder down to the nearest whole share.
     (e) Buy-In. Notwithstanding anything else to the contrary contained herein, in addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the applicable Warrant Shares purchased upon exercise hereof or credit the Holder’s balance account with DTC, as applicable, on or before the end of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares that the Holder anticipated receiving from the Company upon exercise of this Warrant (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request, (1) pay cash to the Holder the amount by which (x) the Holder’s total purchase price (including commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, or deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Securities as required pursuant to the terms hereof.
     (f) No Charge to Holder Upon Issuance. The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).
     (g) Reservation of Shares. During the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued Common Stock such number of Warrant Shares issuable upon the full exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to the pre-emptive rights of any holder of Common Stock or any other class or series of stock of the Company. During the Exercise Period, the Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.
     (h) Automatic Exercise. Notwithstanding anything herein to the contrary, in the event Holder has not exercised this Warrant in full prior to the Expiration Date, and the Fair Market Value of the Warrant Shares as of the Business Day prior to the Expiration Date is greater than the Exercise Price in effect at such time, then, unless the Holder gives notice to the contrary, this Warrant shall be deemed automatically exercised with payment for the then unexercised Warrant Shares being made pursuant to the terms of Section 2(a) hereof on the Business Day immediately preceding such Expiration Date without any further action on behalf of the Holder.
3. Adjustments in Certain Events. The number, class, and price of Warrant Shares for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:
     (a) Subdivisions, Combinations and Other Issuances. If the outstanding shares of the Company’s Common Stock are divided into a greater number of shares, by forward stock split or otherwise, or a dividend in stock is paid on the Common Stock, then the number of shares of Warrant Shares for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced. Conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, by reverse stock split or otherwise, then the number of Warrant Shares for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price will be proportionately increased. The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).
     (b) Merger, Consolidation, Reclassification, Reorganization, Etc. In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization,

partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, he had held the number of Warrant Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.
     (c) Notice of Record Date, Etc. In the event the Company shall propose to take any action of the types requiring an adjustment pursuant to this Section 3 or a dissolution, liquidation or winding up of the Company shall be proposed, the Company shall give notice to Holder as provided in Section 6 below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise of the Warrant. In the case of any action which will require the fixing of a record date, unless otherwise provided in this Warrant, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
     (d) If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Holder or its assignee is entitled under this Section 3(d).
4. Restrictions on Transfer. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act and from state registration or qualification requirements under applicable state laws. This Warrant and the Warrant Shares issuable upon exercise hereof may not be offered, sold or otherwise transferred, pledged or hypothecated, except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. In no case shall the Warrant be sold, transferred, pledged, hypothecated or assigned, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person, for a period of 180-days following the Effective Date, except as otherwise permitted pursuant to subparagraph (g)(2) of the Corporate Financing Rule.

5. No Rights as a Stockholder. Except as otherwise provided herein, the Holder will not, by virtue of ownership of the Warrant, be entitled to any rights of a stockholder of the Company but will, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company distributes to its shareholders.
6. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or to Holder, as applicable, at the respective addresses set forth on the signature page to this Warrant or at such other address(es) as they may designate, respectively, by ten (10) days advance written notice to the other party hereto.
7. Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder.
8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to conflict of law principles, and notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.
9. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions identical to this Warrant, in lieu hereof.
10. Modification and Waiver. The Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder of the Warrant.
11. Successors. This Warrant shall be binding and inure to the benefit of the parties and their respective successors and assigns hereunder; provided that this Warrant may be assigned by Holder only in compliance with the conditions specified in and in accordance with all of the terms of this Warrant. This Warrant does not create and shall not be construed as creating any rights enforceable by any other person or corporation.
12. Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.
14. Severability. If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Warrant.
15. Execution and Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.
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     IN WITNESS WHEREOF, each of the Company and Holder have each caused this Warrant to be executed and delivered as of the Issue Date by an officer thereunto duly authorized.

PLANET BEACH FRANCHISING CORPORATION
By:
Name:
Title:

C. K. COOPER & COMPANY, INC.
By:
Name:
Title:

ATTACHMENT I
NOTICE OF EXERCISE
PLANET BEACH FRANCHISING CORPORATION
Attention:
     The undersigned hereby elects to purchase, pursuant to the provisions of the Common Stock Warrant issued by Planet Beach Franchising Corporation as of                     , 2010, and held by the undersigned, the original of which is attached hereto, and (check the applicable box):
☐	Tenders herewith payment of the Exercise Price in the form of cash or check in the amount of $ for shares of Common Stock.

☐	Elects the cashless exercise option pursuant to Section 2(a)(ii) of the Warrant, and accordingly requests delivery of shares of Common Stock, net, pursuant to the following calculation:
X = Y (A-B)/A
(     ) = (     ) [(     ) - (     )]/(     )
     Where
X = The number of shares of Common Stock to be issued to the Holder pursuant to this cashless exercise;

Y = The number of shares of Common Stock in respect of which the net issue election is made;

A = The Fair Market Value of one share of Common Stock, as calculated per the terms of the Warrant; and

B = The Exercise Price (as adjusted to the Date of Exercise).
☐	Elects the Easy Sale Exercise option pursuant to Section 2(a)(iii) of the Warrant, and accordingly requests delivery of shares of Common Stock, net.

☐	If this box is checked, as long as the Company’s transfer agent participates in the DTC Fast Automated Securities Transfer program (“FAST”), and except as otherwise provided in the next following sentence, the Company shall effect delivery of the shares of Common Stock to the Holder by crediting to the account of the Holder or its nominee at DTC (as specified in this Exercise Notice) with the number of shares of Common Stock required to be delivered. In the event that the Company’s transfer agent is not a participant in FAST, or if the shares of Common Stock are not otherwise eligible for delivery through FAST, the Company shall effect delivery of the shares of Common

Stock by delivering to Holder or its nominee physical certificates representing such shares.
Please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below:
     Name:
     Address:
     Taxpayer I.D.:
The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

Name:
Title:

Date: